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                                                                 EXHIBIT 10.30

[LETTERHEAD OF VERTEX PHARMACEUTICALS INCORPORATED]

                                                               February 21, 2002

VIA E-MAIL
ORIGINAL TO FOLLOW VIA OVERNIGHT MAIL

N. Anthony Coles, M.D.
151 Highland Terrace
Princeton, NJ 08540

Dear Tony:

On behalf of Vertex Pharmaceuticals Incorporated and myself, I am pleased to extend an offer to you for a position with Vertex on the following specified terms:

- JOB TITLE: Senior Vice President, Commercial Operations-Pharmaceutical Products, reporting to Vicki Sato, President.

- DUTIES: As requested by the President, but generally would include the following items:

     - Lead new product marketing; recruit for and supervise the clinical liaison field force; within 2-3 years of commencement of employment, build and oversee a sales force; lead product in-licensing initiatives.

     - Provide commercial analyses and recommendations with respect to new projects, pipeline products, and in and out licensing of drugs; design and execute product launches on behalf of the Company and in conjunction with Company partners; formulate a strategic marketing vision with a 3-5 year time horizon for marketing Company products; generally, provide on-going assistance, efforts and guidance in your areas of expertise, as directed by the Company from time to time.

     - Participate in the review of research and technology collaborations and the approval process for drug candidate selections and new project initiatives.

     - As a member of the Company's senior executive team, participate in strategic planning and operations of the Company and its subsidiaries.

- COMPENSATION: You will receive a biweekly salary of $12,500 (annualized salary of $325,000).

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-    BONUS PROGRAM: You will participate in the bonus program applicable to the
     Company's senior executives, in accordance with its terms as modified from time to time by the Board in its sole discretion. Under the current bonus program, participants are eligible to receive a bonus of up to twenty (20%) percent of their annualized salary. Awards under the bonus program are granted at the discretion of the Board of Directors.

- SIGN-ON BONUS: You will receive a sign-on bonus in the amount of Fifty-Five Thousand ($55,000) Dollars, payable on the first regular payroll date following commencement of employment. In the event you voluntarily terminate your employment or if your employment is terminated by the Company for Cause during the twelve-month period following the commencement of your employment, you will be required to repay the sign-on bonus to the Company within twelve (12) months of your employment termination. Termination of employment for Good Reason (as defined below), or death or as a result of a Change of Control (as defined below) shall be deemed an involuntary termination.

- ONE-TIME FORGIVABLE LOAN: Upon execution of a promissory note, the Company will make you an interest-free loan in the principal amount of Two Hundred and Fifty Thousand ($250,000) Dollars, to be advanced in two installments. The first installment, in the amount of One Hundred and Twenty Five Thousand ($125,000) Dollars, will be advanced on the first regular payroll date following commencement of your employment; the second installment, in the amount of One Hundred and Twenty Five Thousand ($125,000) Dollars, will be advanced on the first regular payroll date following the first anniversary date of your employment. The loan term will be four (4) years from the date of issuance of the promissory note (the "Loan Term").

     The principal amount on the first advance under the promissory note will be forgiven by the Company during the Loan Term on a monthly basis, at the rate of $2,604.17 at the end of each of the forty eight (48) months following the commencement of the Loan Term. The principal amount on the second advance under the promissory note will be forgiven by the Company during the Loan Term on a monthly basis, at the rate of $3,472.22 at the end of each of the thirty six (36) months following receipt of the second advance.

     In the event your employment terminates for any reason (other than due to a Change of Control) prior to expiration of the Loan Term, the principal not forgiven by the Company as of your date of termination will be payable to the Company within twelve (12) months of such termination.

- RELOCATION REIMBURSEMENT: You will be promptly reimbursed for out-of-pocket expenses reasonably and necessarily incurred by you from the commencement date of your employment through August 31, 2002 in connection with the following items:

     - Temporary housing for you in the greater Boston metropolitan area reasonably acceptable to you and the Company, pending a permanent move to Boston.

     - Coach airfare associated with commuting to and from your current home in New Jersey from time to time, but no more than one round-trip a week.

     - One-time moving and transportation costs associated with the relocation of your household goods (the "Relocation Costs") to the Boston metropolitan area. The

                      Offer Letter - N. Anthony Coles, M.D.
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         Company will continue to make Relocation Costs reimbursement available after August 31, 2002 in the event you are engaged beyond that time in actual and substantial efforts to relocate your household to the Boston metropolitan area (where, for example, the closing of your Boston home is delayed by the seller beyond August 31, 2002).

     All reimbursement amounts will be "grossed up" to provide you with the expense benefit on a post-tax basis.

     In the event you voluntarily terminate your employment or if your employment is terminated by the Company for Cause during the twelve-month period following the commencement of your employment, you will be required to repay the aggregate relocation benefit provided to you by the Company within twelve (12) months of termination. Termination of employment for Good Reason (as defined below), or death or as a result of a Change of Control (as defined below) shall be deemed an involuntary termination.

- EQUITY: As an important part of this offer, we will grant to you a stock option under our existing stock option plan to purchase 100,000 shares of the Company's common stock at a price equal to the average market price of the Company's shares on the first business day on which your employment commences. The stock option shall be an incentive stock option to the fullest extent permitted by law. This stock option allows you to benefit directly from any increase in the market value of the Company, which we believe will be due to your hard work and that of our other dedicated employees. This option will vest over five (5) years and have a total term of ten (10) years, so long as you remain with Vertex.

- EMPLOYEE BENEFITS: We currently offer a comprehensive range of employee benefits including major medical and dental coverage, three weeks vacation, 401(k) plan with a matching Company contribution, long term disability, and Company paid life insurance. Enclosed is a summary description of all of the benefits offered by the Company at present. We may advise you to undergo a baseline medical surveillance exam, at our expense, for the purpose of occupational health screening. In the event your employment terminates for any reason, you will be paid for all accrued, but unused vacation and all accrued, but unpaid wages on your termination date.

     In addition, the Company will promptly reimburse you for all business expenses reasonably incurred in connection with your employment, providing you provide receipts for or other proof of the expenses, and your claim for reimbursement is otherwise in accordance with general Company policy.

- SEVERANCE PAYMENT UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY YOU FOR GOOD REASON: If your employment is terminated by the Company without Cause or by you for Good Reason, then you will receive the following:

     - The Company shall continue paying your then-current salary for a period of twelve (12) months, or the Company may elect to pay you a lump sum representing the total value of the forgoing.

     - At the Company's expense, you will continue participating, as if you were still an employee, in the Company's standard health, dental and life insurance plans for a period of eighteen (18) months, or the Company may elect to pay you a lump sum representing the total value of the forgoing.

                      Offer Letter - N. Anthony Coles, M.D.
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     -   All exercisable stock options held by you as of the date of the termination shall remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination, or (ii) the date the stock option would otherwise expire. For purposes of the foregoing, all unexercisable stock options held by you as of the date of termination shall be deemed to have been held by you for an additional 18-months, for purposes of calculating the number of options which are exercisable on your termination date.

- SEVERANCE PAYMENT UPON CHANGE OF CONTROL: If your employment is terminated by the Company without Cause within ninety (90) days prior to a Change of Control or within twelve (12) months after a Change of Control, or if you, of your own initiative, terminate your employment within ninety (90) days prior to a Change of Control or within twelve (12) months after a Change of Control for Good Reason, then you will receive the following:

     - The Company shall continue paying your then-current salary for a period of twelve (12) months, or the Company may elect to pay you a lump sum representing the total value of the forgoing.
     - At the Company's expense, you will continue participating, as if you were still an employee, in the Company's standard health, dental and life insurance plans for a period of eighteen (18) months, or the Company may elect to pay you a lump sum representing the total value of the forgoing.
     - All exercisable stock options held by you as of the date of the termination shall remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination, or (ii) the date the stock option would otherwise expire. For purposes of the foregoing, all unexercisable stock options held by you as of the date of termination shall be deemed to have been held by you for an additional 18-months, for purposes of calculating the number of options which are exercisable on your termination date.

     For purposes of this offer, "Change of Control" shall mean:

     (i) any "person" or "group" as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than 50% of the combined voting power of the outstanding securities of the Company, as the case may be, having the right to vote in the election of directors; or

     (ii) all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (1) a transaction solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company's stock, or (2) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation;

     and "Good Reason" shall mean:

     - you are assigned to material duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with your

                      Offer Letter - N. Anthony Coles, M.D.
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         position and office immediately prior to the assignment and/or Change of Control, PROVIDED that such reassignment of duties or responsibilities is not for Cause, or due to your disability, and is not at your request;
     - you suffer a material reduction in the authorities, or duties, or job title and responsibilities associated with your position and office immediately prior to the reduction and/or Change of Control on the basis of which you make a good faith determination that you can no longer carry out your position or office in the manner contemplated before the reduction, PROVIDED that such reassignment of duties or responsibilities is not for Cause, or due to your disability, and is not at your request;
     -   your base salary is decreased below your then current base salary; or
     - the principal executive offices of the Company, or your own office location as assigned to you at the commencement of your employment, is relocated to a place thirty-five (35) or more miles away, without your agreement.
     - any successor in interest to the company fails to assume any of the terms and conditions of this offer

For purposes of this offer, "Cause" shall mean only:

     - your willful refusal or failure to follow a lawful directive or instruction of the Company's Board of Directors or the individual(s) to whom you report, PROVIDED that you receive prior written notice of the directive(s) or instruction(s) that you failed to follow, and PROVIDED FURTHER that the Company, in good faith, gives you thirty (30) days to correct any problems and FURTHER PROVIDED if you correct the problem(s) you may not be terminated for Cause in that instance.
     -   your conviction of a felony crime of moral turpitude.
     - in carrying out your employment duties, you commit (i) willful gross negligence, or (ii) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was believed by you, in good faith, to be in the best interests of the Company.
     - your violation of the Company's policies made known to you regarding confidentiality, securities trading or inside information.

Although you are being hired for your particular expertise, we are counting on the fact that the Company team will be highly interactive, with people who are interested not in building and maintaining artificial barriers around disciplines and skills, but in breaking down those barriers and applying new insights and initiatives across related fields. The position to which you have been hired is an important position in the Company, and we know it will be a challenging and exciting one.

Please note that this offer is contingent upon the completion of an Employment Eligibility Verification Form, you providing Vertex evidence of your legal eligibility to work in the United States, and the execution of the Company's standard form of non-disclosure, non-competition and inventions agreement, a copy of which has been enclosed with this letter for your reference. These documents must be signed within three (3) business days of commencement employment.

You will not have any duty to mitigate any breach of this offer letter by the Company. As an officer of the Company, you shall be indemnified in accordance with the indemnity provisions applicable to officers and directors under the Company's By-Laws, as such By-Laws may be amended from time to time. The Company has applied for Directors and Officer (D&O) liability

                      Offer Letter - N. Anthony Coles, M.D.
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insurance to cover its senior management team. Although the application is pending, the Company expects that it will receive D&O coverage for its senior management team and you will be covered at the same levels as other members of the Company's senior management team.

We hope that you will be able to commence your employment on March 11, 2002 although we would be happy to discuss an alternate starting date, and would prefer you to start as soon as possible. I look forward to your favorable response to this offer. We would like to have a confirming response accepting this offer, in writing, by February 22, 2002. Please return one copy of this letter indicating your acceptance.

Please feel free to contact me with questions or comments. I will be happy to answer any questions you have, or direct you to the most appropriate person.

                                                        Sincerely yours,

                                                        /s/ Michael S. Walsh
                                                        Vice President, Human
                                                        Resources

I accept the terms of employment offered in this letter.

/s/ N. Anthony Coles                                    Date________________
M.D.

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